ASGI AURORA OPPORTUNITIES FUND, LLC
AMENDMENT NO. 1 TO ADVISORY AGREEMENT
      This amendment dated as of the 25th day of July, 2012 (herein called "this Amendment") to the Advisory Agreement dated December 10, 2010 (the "Advisory Agreement") between ASGI Aurora Opportunities Fund, LLC, a Delaware limited liability company (the "Fund"), and Alternative Strategies Group, Inc., a North Carolina corporation (the "Adviser"), is hereby made and executed by the undersigned. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Advisory Agreement.




Here in.


      WHERE AS, the parties have agreed to amend the Advisory
Agreement as set forth



      NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged), the parties hereby agree as follows:

1. The fee payable to the Adviser by the Fund listed in Appendix A of the Advisory
Agreement is hereby amended by deleting "1.00%" and replacing it with "1.25%".

      2. The effective date of this Amendment shall be the later of (i) January 1, 2013 or (ii) the date as of which the Fund elects to be treated as a corporation for federal income tax purposes.


      IN WITNESS WHEREOF, the parties hereto have caused
this Amendment to be executed under seal by their duly
authorized officers as of the date first mentioned above.
ASGI AURORA OPPORTUNITIES FUND,
LLC By: /s/ Adam Taback
Name: Adam Taback
Title: President


ALTERNATIVE STRATEGIES GROUP,
INC. By: /s/ Adam Taback
Name: Adam Taback
Title: President